FINANCIAL ACCOMMODATIONS AGREEMENT

     This Financial Accommodations Agreement (this "Agreement") is made and entered into in Chicago, Illinois, as of October l8, 2000 (the "Effective Date"), by and among IFL Acquisition Co., LLC ("IFL Acq."), a Delaware limited liability company, af2 Enterprises, LLC ("af2 Enterprises"), a Delaware limited liability company and Orlando Predators Entertainment, Inc. ("OPE"), a Florida corporation.

                                    RECITALS
                                    --------

     A. IFL Acq. is a wholly owned subsidiary of af2 Enterprises.

     B. On Effective Date, IFL Acq. executed and delivered to Keary Ecklund and Tammy Ecklund (individually and collectively referred to as the "Ecklunds"), The Indoor Football League, Inc. ("IFL"), Green Bay Bombers, Inc. ("Green Bay") Madison Mad Dogs, Inc. ("Madison"), Dayton Football, Inc. ("Dayton"), Flint Football, Inc. ("Flint"), Wichita Football, Inc. ("Wichita"), Johnstown Football, Inc. ("Johnstown"), Peoria Football, Inc. ("Peoria"), Sioux Falls Football, Inc. ("Sioux Falls"), Fargo Football, Inc. ("Fargo"), LaCrosse Football, Inc. ("LaCrosse"), Duluth Football, Inc. ("Duluth"), Erie Football, Inc. ("Erie"), Sioux City Football, Inc. ("Sioux City"), Wheeling Football, Inc. (Wheeling"), Bismark Football, Inc. ("Bismark"), Rapid City Football, Inc. ("Rapid City"), Billings Football, Inc. ("Billings"), Mankato Football, Inc. ("Mankato"), and Casper Football, Inc. ("Casper") (the Ecklunds, IFL, Green Bay, Madison, Dayton, Flint, Wichita, Johnstown, Peoria, Sioux Falls, Fargo, LaCrosse, Duluth, Erie, Sioux City, Wheeling, Bismark, Rapid City, Billings, Mankato, and Casper individually and collectively referred to as the "Seller") a certain Asset Purchase and Sale Agreement (the "Asset Purchase Agreement") to purchase certain of the assets of the Seller.

     C. As an obligation of IFL Acq. under the Asset Purchase Agreement, IFL Acq. agreed to deliver to Seller on the Effective Date the following as payment of the purchase price: (i) $1 million in immediately available funds (a portion of which is to be held back by IFL Acq.); (ii) $100,000 in immediately available funds to be paid directly to the Ecklunds; (iii) a three (3) year promissory note of OPE made payable to IFL Acq. (and endorsed by IFL Acq. and tendered to Seller) in the amount of $1.75 million with a 6% annual interest rate commencing one (1) year from the date of Closing and secured by a first lien on the proceeds owed to OPE from Arena Football League, LLC ("AFL") under a certain Nth Purchase Agreement, dated May 27, 1998 as amended by that certain Settlement Agreement and Mutual Release dated April 19, 2000 and (iv) 214,286 shares of Class A common stock in OPE issued to IFL Acq. (and assigned by IFL Acq. to the Ecklunds) which may be redeemed (at the request of the Ecklunds) at a price per share of $3.50 during a period of six (6) months commencing 18 months from the date of Closing.

     D. As an inducement for IFL Acq. to execute and deliver the Asset Purchase Agreement, OPE and af2 Enterprises will agree to bound by the terms and conditions of this Agreement.

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     In consideration of the premises, the mutual covenants and agreements of the parties set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree as follows:

     1. Deliveries of OPE. Subject to the terms and conditions of this Agreement, OPE agrees to deliver to IFL Acq. on the date of Closing the following:

          (i) $1 million, net of any credit to OPE for all sponsorship and ticket sales income and revenues (which credit shall be net of one half of the standard ticket handling fee) from the operations of Peoria in immediately available funds ($626,335 to be wired transferred to Seller and $147,500 to be wired transferred to IFL Acq.);

          (ii) $100,000 in immediately available funds to be wired directly to the Ecklunds;

          (iii) a Promissory Note in the amount of $1.75 million in the form as set forth in Exhibit "A"; and

          (iv) 214,286 shares of Class A common stock in OPE issued to IFL Acq. (with endorsement separate from certificate).

     2. Deliveries of IFL Acq. Subject to the terms and conditions of this Agreement, IFL Acq. agrees to deliver to OPE on the date of Closing the following:

          (i) all of IFL Acq.'s right, title and interest in and to all of the tangible personal property used in Seller's operation of the professional minor league of indoor football teams known as the "Indoor Football League", including, but not limited to, those assets identified on the Property List attached as Exhibit "A" to the Asset Purchase Agreement and conveyed to IFL Acq. by the Seller excluding (i) any "Excluded Assets" as that term is defined in
Section 1.2 of the Asset Purchase Agreement (the "Transferred Assets") and (ii) any intellectual property; such Transferred Assets shall be physically delivered to OPE within 30 days of the Effective Date.

          (ii) all rights, title and interest to any warranties related to the Transferred Assets; all as listed on Schedule 2(ii) attached to this Agreement;

          (iii) a "Quit Claim" Bill of Sale in the form as set forth in Exhibit "B" attached to this Agreement;

          (iv) an Acknowledgement (to be signed by the Seller) in the form as set forth in Exhibit "J" to the Asset Purchase Agreement; and

          (v) a Covenant to Pay Expansion Fees Agreement as set forth in Exhibit "C" attached to this Agreement.

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     3. af2 Teams for OPE. Subject to the terms and conditions of a definitive
"Operators Agreement" with respect to each team operation, af2 Enterprises shall grant OPE three (3) af2 team memberships in the following territories: (i) Peoria, Illinois; (ii) Billings, Montana and (iii) in a football territory (to be selected by OPE within 30 days from the Effective Date) from the territories as set forth on Exhibit I attached to the Asset Purchase Agreement (the "Territory"). During the 30 days period, should af2 receive an offer to purchase an af2 team membership in the Territory, af2 shall inform OPE in writing of such offer and OPE has 72 hours from the date of such notice to select that membership in that Territory; otherwise af2 shall have the right to accept that offer. OPE and af2 Enterprises covenant and agree to each use commercially reasonable efforts to execute the Operators Agreements as soon as reasonably practical but in no event later than 30 days following the Effective Date. In each Operators Agreement, af2 Enterprises shall grant to OPE a revocable license to use all intellectual property, if any, purchased by IFL Acq. (and subsequently conveyed, transferred and assigned to af2 Enterprises) associated with that team operation. Additionally, af2 Enterprises shall convey to OPE the ticket holder lists, mailing lists, sponsor lists and sales and marketing records and literature associated with that team operation. In consideration of the team memberships, OPE shall pay (a) a $50,000 membership fee for the first team signed under an Operators Agreement with a $10,000 application processing fee; (b) a $5,000 application processing fee for the second team signed under an Operators Agreement without any membership fee; and (c) a $5,000 application processing fee for the second team signed under an Operators Agreement without any membership fee.

     Subject to the terms and conditions of a definitive "Operators Agreement" with respect to each team operation, af2 Enterprises shall grant, at no cost to OPE, a revocable license to use any and all intellectual property acquired by IFL Acq. from Seller (and subsequently acquired from IFL Acq.) with regard to the three af2 teams operated by OPE. OPE acknowledges that af2 Enterprises may license to any third party any and all other intellectual property acquired by IFL Acq. from Seller (and subsequently acquired from IFL Acq.). To the extent that af2 Enterprises licenses such other intellectual property to a third party within 24 months of the Effective Date, af2 Enterprises shall pay $10,000 to OPE.

     All fields used by OPE for the three af2 teams may be examined, from time to time, by af2 Enterprises. af2 Enterprises, in its reasonable discretion, may demand and require that any such fields be replaced. Notwithstanding the previous two statements, ORE shall, within five (5) years from the Effective Date, replace its "initial" fields of its three af2 teams.

     4. Conditions Precedent. The obligations of the parties to consummate the transactions contemplated by this Agreement are subject to the Asset Purchase Agreement being fully executed and delivered by IFL Acq. and the Seller.

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     5. No Representations, Conditions and Warranties. OPE is receiving the
Transferred Assets from IFL Acq. in an "as is", "where as" condition. IFL ACQ MAKES NO REPRESENTATION, CONDITION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER MATTER RELATING TO THE TRANSFERRED ASSETS.

     6. Communications. Any and all notices, requests, agreements, waivers, directions, demands or any other communications required or desired to be given in connection with this Agreement, will be given in writing and will be deemed effective upon delivery, which is the day after said notice has been sent via a nationally-recognized overnight delivery service or on the third day after mailing if sent by registered or certified mail, postage prepaid, return receipt requested; if mailed, such notice will be addressed to the parties as follows:

     (a)  If to IFL Acq. then to:          (b)  If to af2 Enterprises, then to:

          c/o af2 Enterprises, LLC              75 East Wacker Drive
          75 East Wacker Drive                  10th Floor
          10th Floor                            Chicago, IL 60601
          Chicago, IL 60601                     Attention:
          Attention:                            Ronald J. Kurpiers 11, Esq.
          Ronald J. Kurpiers II, Esq.

     (c)  If to OPE:
          741 Front Street, Suite 140
          Celebration, Florida 34747
          Attention: Jeff Bouchy, Vice President

or to such other person, entity or address as may be designated by any of the parties in like manner.

     7. Indemnification. OPE shall indemnify, defend and hold harmless IFL Acq., af2 Enterprises, AFL LLC, af2 LLC, af2 Operating LLC, any af2 and AFL Member Clubs, and each of their respective subsidiaries, partners, stockholders, members, franchises, directors, officers, attorneys, agents and employees, (each, a(n) "Indemnified Person(s)") against, any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, diminutions in value of assets, losses and expenses (including without limitation amounts paid in settlement, interest at the rate of 18% per annum or the highest rate permitted by law from the date of any payments made by an Indemnified Person, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) ("Damages") incurred or suffered by an Indemnified Person or any Affiliate thereof resulting from, relating to, constituting or arising out of any claim relating to any advanced ticket sales income associated with the 2001 season of Peoria Football, Inc. and Billings Football, Inc.

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     8. Confidentiality. IFL Acq., af2 Enterprises and OPE must maintain any and all terms and conditions of this Agreement in the strictest of confidence and shall not under any circumstances disclose any such terms and conditions to any third party unless (i) all of the parties to this Agreement expressly consent in writing (ii) required to do so by order of court of competent jurisdiction and only after the non-disclosing party(ies) has been given adequate notice with an opportunity to respond to such court order or (iii) required to do so by the federal and state securities laws and regulations. Neither party shall issue a press release related to these transactions contemplated by this Agreement without the prior written consent of the other party; which consent shall not be unreasonably withheld or delayed.

     9. Commission Payment. From time to time, OPE may request the assistance of IFL Acq. to locate potential purchasers for the Transferred Assets. OPE shall pay IFL Acq. a 15% commission for any sale of Transferred Assets made to any purchaser referred to OPE by IFL Acq. All commission payments shall be made upon receipt of the sale proceeds.

     10. Financial Books and Records. Upon request of the OPE, IFL Acq. shall provide for auditing and other financial purposes all of its financial books and records to Buyer, including those relating to Seller.

     11. Construction of this Agreement. The following miscellaneous provisions shall govern this Agreement.

          (a) This Agreement will be interpreted, construed and governed by and in accordance with the laws and decisions of the State of Illinois as applied to agreements entered into and to be fully performed in the State of Illinois.

          (b) This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous communications, agreements and assurances, whether verbal or written.

          (c) This Agreement will not be changed, modified, discharged or terminated, except by a writing signed by IFL Acq., af2 Enterprises and OPE.

          (d) This Agreement will be binding upon, inure to the benefit of and will be enforceable by IFL Acq., and its members, managers, directors, officers, successors and assignees, af2 Enterprises, and its members, managers, directors, officers, successors and assignees, and by OPE, and its shareholders, directors, officers, successors and assignees.

          (e) The numbers, headings, titles or designations of the various sections and subsections are not a part of this Agreement, but are for convenience of reference only, and do not and will not be used to define, limit or construe the contents of the sections and subsections.

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          (f) The Exhibits and Schedules attached to and referred to in this
Agreement are, by this reference, incorporated herein and made a part hereof The recitals appearing at the beginning of this Agreement are hereby incorporated into the terms and conditions of this Agreement in full by this reference.

          (g) If any provision contained in this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, such provision will be severed from this Agreement and such invalidity or unenforceability will not affect any other provision of this Agreement, the balance of which will remain in and have its intended full force and effect; provided, however, if such invalid or unenforceable provision may be modified so as to be valid and enforceable as a matter of law, such provision will be deemed to have been modified so as to be valid and enforceable to the maximum extent permitted by law.

          (h) All disputes arising out of this Agreement shall be subject to the exclusive jurisdiction and venue of the United States District Court for the Northern District of Illinois or the Illinois state courts located in Cook County, Illinois, and the parties hereto consent to the personal jurisdiction and venue of those courts.

          (i) This Agreement may be executed in multiple counterparts; each such executed counterpart will be considered an original and no other counterpart need be produced for any purpose.

          IN WITNESS WHEREOF, IFL Acq., af2 Enterprises and OPE have executed this Agreement as of the date first set forth above.

                                        IFL ACQUISITION CO., LLC

                                        By: /s/ Ronald J. Kurpiers
                                        --------------------------
                                        Ronald J. Kurpiers, President

                                        AF2 ENTERPRISES, LLC

                                        By: /s/ Ronald J. Kurpiers
                                        --------------------------
                                        Ronald J. Kurpiers, President

                                        ORLANDO PREDATORS ENTERTAINMENT, INC.

                                        By: /s/ Jeffrey L. Bouchy
                                        -------------------------
                                        Jeffrey L. Bouchy



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